August 2011 Preliminary Terms No. 953 Registration Statement No. 333-156423 Dated August 19, 2011 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in U.S. Equities

Buffered PLUS Based on the iShares® Russell 2000 Growth Index Fund due October     , 2012
Buffered Performance Leveraged Upside SecuritiesSM
Buffered PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies, while providing limited protection against negative performance of the asset.  Once the asset has decreased in value by more than a specified buffer amount, investors are exposed to the negative performance of the asset, subject to a minimum payment at maturity.  At maturity, if the asset has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying asset, subject to the maximum payment at maturity.  At maturity, if the asset has depreciated and (i) if the closing price of the asset has not declined by more than the specified buffer amount, the Buffered PLUS will redeem for par or (ii) if the closing price of the asset has declined by more than the buffer amount, the investor will lose 1% for every 1% decline beyond the specified buffer amount, subject to a minimum payment at maturity.  Investors may lose up to 90% of the stated principal amount of the Buffered PLUS.  The Buffered PLUS are senior unsecured obligations of Morgan Stanley, and all payments on the Buffered PLUS are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Maturity date:	October , 2012
Underlying shares:	Shares of the iShares® Russell 2000 Growth Index Fund
Aggregate principal amount:	$
Payment at maturity per Buffered PLUS:	▪	If the final share price is greater than the initial share price: $10 + leveraged upside payment In no event will the payment at maturity exceed the maximum payment at maturity.
	▪	If the final share price is less than or equal to the initial share price but has decreased from the initial share price by an amount less than or equal to the buffer amount of 10%: $10
	▪	If the final share price is less than the initial share price and has decreased from the initial share price by an amount greater than the buffer amount of 10%:
($10 x share performance factor) + $1.00
This amount will be less than the stated principal amount of $10. However, under no circumstances will the payment at maturity be less than $1.00 per Buffered PLUS.
Share percent increase:	(final share price – initial share price) / initial share price
Share performance factor:	final share price / initial share price
Leveraged upside payment:	$10 x leverage factor x share percent increase
Initial share price:	The closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Adjustment factor:	1.0, subject to adjustment in the event of certain corporate events affecting the underlying shares
Valuation date:	October , 2012, subject to postponement for non-trading days and certain market disruption events
Leverage factor:	300%
Buffer amount:	10%
Maximum payment at maturity:	$11.625 to $11.825 per Buffered PLUS (116.25% to 118.25% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Minimum payment at maturity:	$1.00 per Buffered PLUS (10% of the stated principal amount)
Interest:	None
Stated principal amount:	$10 per Buffered PLUS
Issue price:	$10 per Buffered PLUS
Pricing date:	August , 2011
Original issue date:	August , 2011 ( business days after the pricing date)
CUSIP:	61760P809
ISIN:	US61760P8095
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Buffered PLUS	$10	$0.15	$9.85
Total	$	$	$
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.15 for each Buffered PLUS they sell.  See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for PLUS.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement for PLUS dated December 22, 2009
Prospectus dated December 23, 2008

The Buffered PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Buffered PLUS Based on the iShares® Russell 2000 Growth Index Fund due October      , 2012
Buffered Performance Leveraged Upside SecuritiesSM

Investment Overview
Buffered Performance Leveraged Upside Securities

The Buffered PLUS Based on the iShares® Russell 2000 Growth Index Fund (the “Buffered PLUS”) due October     , 2012 can be used:

▪	As an alternative to direct exposure to the underlying shares that enhances returns for a certain range of positive performance of the underlying shares

▪	To enhance returns and potentially outperform the underlying shares in a moderately bullish scenario

▪
To achieve similar levels of upside exposure to the underlying shares as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor

▪	To obtain a buffer against a specified level of negative performance in the underlying shares

Maturity:	Approximately 14 months
Leverage factor:	300%
Maximum payment at maturity:	$11.625 to $11.825 per Buffered PLUS (116.25% to 118.25% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Buffer amount:	10%
Minimum payment at maturity:	$1.00 per Buffered PLUS (10% of the stated principal amount)
Coupon:	None

iShares® Russell 2000 Growth Index Fund Overview

The iShares® Russell 2000 Growth Index Fund is an exchange-traded fund managed by iShares® Trust (“iShares”), a registered investment company, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000® Growth Index.  The Russell 2000® Growth Index is a sub-group of the Russell 2000® Index, which is an index calculated, published and disseminated by Russell Investments, an affiliate of Russell Investment Group. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market and measures the composite price performance of stocks of 2,000 companies (the “Russell 2000 Component Stocks”) incorporated in the U.S. and its territories.  All 2,000 stocks are traded on a major U.S. exchange and are the 2,000 smallest securities in the Russell 3000® Index.  The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.

Information as of market close on August 18, 2011:

Bloomberg Ticker Symbol:	IWO
Current Share Price:	$75.38
52 Weeks Ago:	$68.47
52 Week High (on 4/29/2011):	$98.82
52 Week Low (on 8/24/2010):	$65.13

Shares of the iShares® Russell 2000 Growth Index Fund Daily Closing Prices January 1, 2006 to August 18, 2011

August 2011	Page 2

Buffered PLUS Based on the iShares® Russell 2000 Growth Index Fund due October      , 2012
Buffered Performance Leveraged Upside SecuritiesSM

Key Investment Rationale

The Buffered PLUS offer 300% leveraged upside on the positive performance of the underlying shares, subject to a maximum payment at maturity of $11.625 to $11.825 per Buffered PLUS (116.25% to 118.25% of the stated principal amount), and provide a buffer against a decline of 10% in the underlying shares, ensuring a minimum payment of $1.00 per Buffered PLUS at maturity.

Leveraged Performance	The Buffered PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the underlying shares.
Payment Scenario 1
The underlying shares increase in price and, at maturity, the Buffered PLUS redeem for the stated principal amount of $10 plus 300% of the share percent increase, subject to a maximum payment at maturity of $11.625 to $11.825 per Buffered PLUS (116.25% to 118.25% of the stated principal amount).

Payment Scenario 2	The underlying shares decline in price by no more than 10% and, at maturity, the Buffered PLUS redeem for the stated principal amount of $10.
Payment Scenario 3
The underlying shares decline in price by more than 10% and, at maturity, the Buffered PLUS redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease of the price of the underlying shares from the intial share price, plus the buffer amount of 10%.  (Example: if the underlying shares decrease in price by 30%, the Buffered PLUS will redeem for $8.00.)  The minimum payment at maturity is $1.00 per Buffered PLUS.

Summary of Selected Key Risks (see page 10)

▪	90% of the stated principal amount is at risk.

▪	No interest payments.

▪	The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity.

▪
Market price of the Buffered PLUS will be influenced by many unpredictable factors, including the trading price, volatility and dividends of the underlying shares and of the stocks composing the Russell 2000 Growth Index, and you may receive less, and possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity

▪
The Buffered PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS.

▪	Investing in the Buffered PLUS is not equivalent to investing in the underlying shares or the stocks composing the Russell 2000 Growth Index.

▪	Adjustments to the underlying shares or to the Russell 2000 Growth Index could adversely affect the value of the Buffered PLUS.

▪	The underlying shares and the Russell 2000 Growth Index are different.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the shares of the iShares® Russell 2000 Growth Index Fund.

▪	The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the Buffered PLUS.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the Buffered PLUS.

▪	The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain.

August 2011	Page 3

Buffered PLUS Based on the iShares® Russell 2000 Growth Index Fund due October      , 2012
Buffered Performance Leveraged Upside SecuritiesSM

Fact Sheet

The Buffered PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, provide a minimum payment at maturity of only 10% of the stated principal amount and have the terms described in the accompanying prospectus supplement for PLUS and the accompanying prospectus, as supplemented or modified by these preliminary terms.  At maturity, an investor will receive for each stated principal amount of Buffered PLUS that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the closing price of one underlying share on the valuation date.  Under no circumstances will the payment at maturity on the Buffered PLUS be less than $1.00 per Buffered PLUS.  The Buffered PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the Buffered PLUS are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing Date:	Original Issue Date (Settlement Date):	Maturity Date:
August , 2011	August , 2011 ( business days after the pricing date)	October , 2012, subject to postponement as described below
Key Terms
Issuer:	Morgan Stanley
Underlying shares:	Shares of the iShares® Russell 2000 Growth Index Fund
Issue price:	$10 per Buffered PLUS
Aggregate principal amount:	$
Stated principal amount:	$10 per Buffered PLUS
Denominations:	$10 per Buffered PLUS and integral multiples thereof
Interest:	None
Bull market or bear market PLUS:	Bull market PLUS
Payment at maturity per Buffered PLUS:	▪	If the final share price is greater than the initial share price: $10 + leveraged upside payment In no event will the payment at maturity exceed the maximum payment at maturity.
	▪	If the final share price is less than or equal to the initial share price but has decreased from the initial share price by an amount less than or equal to the buffer amount of 10%: $10
	▪	If the final share price is less than the initial share price and has decreased from the initial share price by an amount greater than the buffer amount of 10%:
($10 x share performance factor) + $1.00
This amount will be less than the stated principal amount of $10. However, under no circumstances will the payment at maturity be less than $1.00 per Buffered PLUS.
Leverage factor:	300%
Buffer amount:	10%
Share percent increase:	(final share price – initial share price) / initial share price
Leveraged upside payment:	$10 x leverage factor x share percent increase
Initial share price:	The closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Valuation date:	October , 2012, subject to postponement for non-trading days and certain market disruption events
Share performance factor:	final share price / initial share price
Maximum payment at maturity:	$11.625 to $11.825 per Buffered PLUS (116.25% to 118.25% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Minimum payment at maturity:	$1.00 per Buffered PLUS (10% of the stated principal amount)
Adjustment factor:	1.0, subject to adjustment in the event of certain corporate events affecting the underlying shares
Postponement of maturity date:
If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two business days prior to the scheduled maturity date, the maturity date of the Buffered PLUS will be postponed to the second business day following that valuation date as postponed.

Risk factors:	Please see “Risk Factors” beginning on page 10.

August 2011	Page 4

Buffered PLUS Based on the iShares® Russell 2000 Growth Index Fund due October      , 2012
Buffered Performance Leveraged Upside SecuritiesSM

General Information
Listing:	The Buffered PLUS will not be listed on any securities exchange.
CUSIP:	61760P809
ISIN:	US61760P8095
Minimum purchase:	100 Buffered PLUS
Tax considerations:
Although the issuer believes that, under current law, a Buffered PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in a Buffered PLUS.

Assuming this treatment of the Buffered PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪ a U.S. Holder should not be required to recognize taxable income over the term of the Buffered PLUS prior to settlement, other than pursuant to a sale or exchange;

▪    upon sale, exchange or settlement of the Buffered PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Buffered PLUS.  Subject to the discussion below concerning the potential application of the “constructive ownership” rule under Section 1260 of the Internal Revenue Code of 1986, as amended, any gain or loss recognized upon sale, exchange or settlement of a Buffered PLUS should be long-term capital gain or loss if the U.S. Holder has held the Buffered PLUS for more than one year at such time, and short-term capital gain or loss otherwise.

Because a Buffered PLUS is linked to shares of an exchange-traded fund, although the matter is not clear, there is a substantial risk that an investment in a Buffered PLUS will be treated as a “constructive ownership transaction.”  If this treatment applies, it is not clear to what extent any long-term capital gain of the U.S. Holder in respect of the Buffered PLUS will be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge).  U.S. investors should read the section of the accompanying prospectus supplement for PLUS called “United States Federal Taxation—Tax  Consequences to U.S. Holders—Tax Treatment of the PLUS—Possible Application of Section 1260 of the Code” for additional information and consult their tax advisers regarding the potential application of the “constructive ownership” rule.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime (as discussed above).  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the Buffered PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the potential application of the constructive ownership regime, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	MS & Co.

August 2011	Page 5

Buffered PLUS Based on the iShares® Russell 2000 Growth Index Fund due October      , 2012
Buffered Performance Leveraged Upside SecuritiesSM

Use of proceeds and hedging:
The net proceeds we receive from the sale of the Buffered PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Buffered PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Buffered PLUS by taking positions in the underlying shares, in futures or options contracts on the underlying shares or any component stocks of the Russell 2000 Growth Index or in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the price of the underlying shares on the pricing date, and, therefore, could increase the price at which the underlying shares must close on the valuation date before investors would receive at maturity a payment that exceeds the stated principal amount of the Buffered PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Buffered PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Buffered PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Buffered PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Buffered PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Buffered PLUS.

Because we may be considered a party in interest with respect to many Plans, the Buffered PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Buffered PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Buffered PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Buffered PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding

August 2011	Page 6

Buffered PLUS Based on the iShares® Russell 2000 Growth Index Fund due October      , 2012
Buffered Performance Leveraged Upside SecuritiesSM

and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Buffered PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the Buffered PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the Buffered PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Buffered PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Buffered PLUS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Buffered PLUS by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the Buffered PLUS, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the Buffered PLUS through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc ("MSIP") and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.15 for each Buffered PLUS they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FIRNA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See "Plan of Distribution (Conflicts of Interest)" and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the Buffered PLUS.  We encourage you to read the accompanying prospectus supplement for PLUS and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

August 2011	Page 7

Buffered PLUS Based on the iShares® Russell 2000 Growth Index Fund due October      , 2012
Buffered Performance Leveraged Upside SecuritiesSM

How Buffered PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered PLUS based on the following terms:

Stated principal amount:	$10 per Buffered PLUS
Leverage factor:	300%
Buffer amount:	10%
Hypothetical maximum payment at maturity:	$11.725 per Buffered PLUS (117.25% of the stated principal amount)
Minimum payment at maturity:	$1.00 per Buffered PLUS

Buffered PLUS Payoff Diagram

How it works

▪
If the final share price is greater than the initial share price, investors will receive the $10 stated principal amount plus 300% of the appreciation of the underlying shares over the term of the Buffered PLUS, subject to the maximum payment at maturity.  In the payoff diagram, an investor will realize the hypothetical maximum payment at maturity at a final share price of 105.75% of the initial share price.

▪
If the final share price is less than or equal to the initial share price but has decreased from the initial share price by an amount less than or equal to the buffer amount of 10%, investors will receive the stated principal amount of $10 per Buffered PLUS.

▪
If the final share price is less than the initial share price and has decreased from the initial share price by an amount greater than the buffer amount of 10%, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease of the price of the underlying shares from the initial share price, plus the buffer amount of 10%  The minimum payment at maturity is $1.00 per Buffered PLUS.

o	For example, if the underlying shares depreciate 30%, investors would lose 20% of their principal and receive only $8.00 per Buffered PLUS at maturity, or 80% of the stated principal amount.

August 2011	Page 8

Buffered PLUS Based on the iShares® Russell 2000 Growth Index Fund due October      , 2012
Buffered Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of Buffered PLUS that they hold an amount in cash based upon the closing price of the underlying shares on the valuation date, as determined as follows:

If the final share price is greater than the initial share price:

$10    +    leveraged upside payment; subject to the maximum payment at maturity.

If the final share price is less than or equal to the initial share price, but has decreased from the initial share price by an amount less than or equal to the buffer amount of 10%:

the stated principal amount of $10

If the final share price is less than the initial share price and has decreased from the initial share price by an amount greater than the buffer amount of 10%:

($10    x    share performance factor)    +    $1.00

Because the share performance factor will be less than 0.9, the payment at maturity will be less than the stated principal amount under this scenario.

Under no circumstances will the payment at maturity be less than $1.00 per Buffered PLUS.

August 2011	Page 9

Buffered PLUS Based on the iShares® Russell 2000 Growth Index Fund due October      , 2012
Buffered Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page S-22 in the accompanying prospectus supplement for PLUS and prospectus.  You should also consult with your investment, legal, tax, accounting and other advisers before you invest in the Buffered PLUS.

▪
Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 10% of your principal.  The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest, and provide a minimum payment at maturity of only 10% of the stated principal amount of the Buffered PLUS, subject to the credit risk of Morgan Stanley.  If the final share price is less than 90% of the initial share price, you will receive for each Buffered PLUS that you hold a payment at maturity that is less than the stated principal amount of each Buffered PLUS by an amount proportionate to the decline in the closing price of the underlying shares from the initial share price, plus $1.00 per Buffered PLUS.

▪
The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity.  The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity of $11.625 to $11.825 per Buffered PLUS, or 116.25% to 118.25% of the stated principal amount.  The actual maximum payment at maturity will be determined on the pricing date.  Although the leverage factor provides 300% exposure to any increase in the final share price over the initial share price, because the payment at maturity will be limited to 116.25% to 118.25% of the stated principal amount for the Buffered PLUS, any increase in the final share price over the initial share price by more than approximately 5.42% to approximately 6.08% of the initial share price will not further increase the return on the Buffered PLUS.

▪
Market price of the Buffered PLUS will be influenced by many unpredictable factors. Several factors will influence the value of the Buffered PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Buffered PLUS in the secondary market, including the trading price, volatility (frequency and magnitude of changes in value) and dividends of the underlying shares and of the stocks composing the Russell 2000 Growth Index, interest and yield rates in the market, time remaining until the Buffered PLUS mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying shares or equities markets generally and which may affect the final share price of the underlying shares, the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the adjustment factor, and any actual or anticipated changes in our credit ratings or credit spreads.  The price of the underlying shares may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.  See “Historical Information” on page 14.  You may receive less, and possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

▪
The Buffered PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the Buffered PLUS at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the Buffered PLUS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the Buffered PLUS prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Buffered PLUS.

▪
Investing in the Buffered PLUS is not equivalent to investing in the underlying shares or the stocks composing the Russell 2000 Growth Index.  Investing in the Buffered PLUS is not equivalent to investing in the underlying shares, the Russell 2000 Growth Index or the stocks that constitute the Russell 2000 Growth Index.  Investors in the Buffered PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the stocks that constitute the Russell 2000 Growth Index.

▪
Adjustments to the underlying shares or to the Russell 2000 Growth Index could adversely affect the value of the Buffered PLUS.  The investment adviser to the iShares® Russell 2000 Growth Index Fund, BlackRock Fund Advisors (the “Investment Adviser”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000 Growth Index.  Pursuant to its investment strategy or otherwise, the Investment Advisor may add, delete or substitute the stocks composing the iShares® Russell 2000

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Growth Index Fund. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the Buffered PLUS.  Russell Investments, a subsidiary of Russell Investment Group, is responsible for calculating and maintaining the Russell 2000 Growth Index.  Russell Investments may add, delete or substitute the stocks constituting the Russell 2000 Growth Index or make other methodological changes that could change the value of the Russell 2000 Growth Index, and, consequently, the price of the underlying shares and the value of the Buffered PLUS.

▪
The underlying shares and the Russell 2000 Growth Index are different. The performance of the underlying shares may not exactly replicate the performance of the Russell 2000 Growth Index because the underlying shares will reflect transaction costs and fees that are not included in the calculation of the Russell 2000 Growth Index.  It is also possible that the underlying shares may not fully replicate or may in certain circumstances diverge significantly from the performance of the Russell 2000 Growth Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund or due to other circumstances.  The iShares®  Russell 2000 Growth Index Fund generally invests at least 90% of its assets in securities of the Russell 2000 Growth Index and in depositary receipts representing securities of the Russell 2000 Growth Index. The iShares®  Russell 2000 Growth Index Fund may invest the remainder of its assets in securities not included in the Russell 2000 Growth Index but which the Investment Adviser believes will help the iShares®  Russell 2000 Growth Index  Fund track the Russell 2000 Growth Index, and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of money market funds advised by the Investment Adviser.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the Buffered PLUS at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the Buffered PLUS and the cost of hedging our obligations under the Buffered PLUS that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the cost of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the Buffered PLUS or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the shares of the iShares® Russell 2000 Growth Index Fund.  MS & Co., as calculation agent, will adjust the amount payable at maturity for certain events affecting the shares of the iShares® Russell 2000 Growth Index Fund.  However, the calculation agent will not make an adjustment for every event that could affect the shares of the iShares® Russell 2000 Growth Index Fund.  If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the Buffered PLUS may be materially and adversely affected.

▪
The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited.  The Buffered PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Buffered PLUS.  MS & Co. may, but is not obligated to, make a market in the Buffered PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the Buffered PLUS, it is likely that there would be no secondary market for the Buffered PLUS.  Accordingly, you should be willing to hold your Buffered PLUS to maturity.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the Buffered PLUS.   As calculation agent, MS & Co. will determine the initial share price and the final share price, and will calculate the amount of cash you will receive at maturity.  Determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final share price in the event of a discontinuance of the Russell 2000 Growth Index or a market disruption event, may adversely affect the payout to you at maturity.

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▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the Buffered PLUS.   One or more of our subsidiaries expect to carry out hedging activities related to the Buffered PLUS (and to other instruments linked to the underlying shares or the Russell 2000 Growth Index), including trading in the underlying shares and in other instruments related to the underlying shares or the Russell 2000 Growth Index.  Some of our subsidiaries also trade the underlying shares or the stocks that constitute the Russell 2000 Growth Index and other financial instruments related to the Russell 2000 Growth Index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial share price and, therefore, could increase the price at which the shares of the iShares® Russell 2000 Growth Index Fund must close on the valuation date before an investor receives a payment at maturity that exceeds the stated principal amount of the Buffered PLUS.  Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could adversely affect the closing price of the shares of the iShares® Russell 2000 Growth Index Fund on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

▪
The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain.  Please read the discussion under “Fact Sheet―General Information―Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS.  As discussed in the Tax Disclosure Sections, there is a substantial risk that the “constructive ownership” rule could apply, in which case all or a portion of any long-term capital gain recognized by a U.S. Holder might be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge). In addition, if the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Buffered PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, U.S. Holders could be required to accrue into income original issue discount on the Buffered PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Buffered PLUS as ordinary income.  The risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as open transactions, is higher than with non-buffered equity-linked securities.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Buffered PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime (as discussed above).  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the potential application of the constructive ownership regime, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Information about the Underlying Shares

The iShares® Russell 2000 Growth Index Fund.  The iShares® Russell 2000 Growth Index Fund is an exchange-traded fund managed by iShares Trust (“iShares”), a registered investment company that consists of numerous separate investment portfolios, including the iShares® Russell 2000 Growth Index Fund.  BlackRock Fund Advisors is the investment adviser to the fund.  The fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000 Growth Index.  Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by iShares® pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

These preliminary terms relate only to the Buffered PLUS offered hereby and do not relate to the underlying shares.  We have derived all disclosures contained in these preliminary terms regarding iShares from the publicly available documents described in the preceding paragraph.  In connection with the offering of the Buffered PLUS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we price the Buffered PLUS) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares could affect the value received at maturity with respect to the Buffered PLUS and therefore the trading prices of the Buffered PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with iShares.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the underlying shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the Buffered PLUS under the securities laws.  As a prospective purchaser of the Buffered PLUS, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment in the underlying shares.

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BTC”). The Buffered PLUS are not sponsored, endorsed, sold, or promoted by BTC.  BTC makes no representations or warranties to the owners of the Buffered PLUS or any member of the public regarding the advisability of investing in the Buffered PLUS.  BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the Buffered PLUS.

The Russell 2000 Growth IndexSM.  The Russell 2000® Growth Index is a sub-group of the Russell 2000® Index, which is an index calculated, published and disseminated by Russell Investments, an affiliate of Russell Investment Group. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market and measures the composite price performance of stocks of 2,000 companies (the “Russell 2000 Component Stocks”) incorporated in the U.S. and its territories.  All 2,000 stocks are traded on a major U.S. exchange and are the 2,000 smallest securities in the Russell 3000® Index.  The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.  For more information about the Russell 2000 Growth Index, see “Annex A – The Russell 2000® Growth Index” to these preliminary terms.

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Historical Information

The following table sets forth the published high and low closing prices, as well as the end-of-quarter closing prices, of the shares of the iShares® Russell 2000 Growth Index Fund for each quarter in the period from January 1, 2006 through August 18, 2011.  The closing price of the shares of the iShares® Russell 2000 Growth Index Fund on August 18, 2011 was $75.38  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical closing prices of the shares of the iShares® Russell 2000 Growth Index Fund should not be taken as an indication of future performance, and no assurance can be given as to the price of the shares of the iShares® Russell 2000 Growth Index Fund on the valuation date.

iShares® Russell 2000 Growth Index Fund (CUSIP 464287648)	High ($)	Low ($)	Period End ($)
2006
First Quarter	79.70	71.10	79.70
Second Quarter	81.29	68.00	73.51
Third Quarter	74.63	67.09	72.39
Fourth Quarter	80.34	71.41	78.58
2007
First Quarter	83.71	76.40	80.06
Second Quarter	87.16	80.80	85.85
Third Quarter	88.71	79.61	85.14
Fourth Quarter	90.58	79.64	83.48
2008
First Quarter	82.10	68.36	72.45
Second Quarter	82.68	73.16	76.16
Third Quarter	81.52	68.95	70.70
Fourth Quarter	69.67	39.90	50.86
2009
First Quarter	53.06	37.98	45.98
Second Quarter	58.44	46.57	56.69
Third Quarter	67.12	53.30	65.42
Fourth Quarter	69.05	61.11	68.07
2010
First Quarter	74.90	63.83	73.24
Second Quarter	78.87	66.57	66.57
Third Quarter	75.05	64.46	74.74
Fourth Quarter	88.83	74.08	87.42
2011
First Quarter	95.34	86.08	95.34
Second Quarter	98.82	88.34	94.85
Third Quarter (through August 18, 2011)	98.53	73.99	75.38

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Annex A

The Russell 2000® Growth Index

The Russell 2000 Growth Index is a sub-group of the Russell 2000 Index, which is an index calculated, published and disseminated by Russell Investments, an affiliate of Russell Investment Group, and measures the composite price performance of stocks of 2,000 companies (the “Russell 2000 Component Stocks”) incorporated in the U.S. and its territories.  All 2,000 stocks are traded on a major U.S. exchange and are the 2,000 smallest securities that form the Russell 3000 Index.  The Russell 3000 Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.  The Russell 2000 Index consists of the smallest 2,000 companies included in the Russell 3000 Index and represents a small portion of the total market capitalization of the Russell 3000 Index.  The Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market.

Selection of stocks underlying the Russell 2000 Growth Index. The Russell 2000 Growth Index is a sub-group of the Russell 2000 Index.  To be eligible for inclusion in the Russell 2000 Index, and, consequently, the Russell 2000 Growth Index, a company’s stocks must be listed on the last trading day in May of a given year and Russell Investments must have access to documentation verifying the company’s eligibility for inclusion.  Beginning September 2004, eligible initial public offerings are added to Russell U.S.  Indices at the end of each calendar quarter, based on total market capitalization rankings within the market-adjusted capitalization breaks established during the most recent reconstitution.  To be added to any Russell U.S. index during a quarter outside of reconstitution, initial public offerings must meet additional eligibility criteria.

Only companies that are determined to be part of the U.S. equity market are eligible for inclusion in the Russell 2000 Growth Index.  All securities eligible for inclusion must trade on a major U.S. exchange. Bulletin board, pink sheet or over-the-counter traded securities are not eligible for inclusion.  Stocks must have a close price at or above $1.00 on their primary exchange or on another major U.S. exchange on the last trading day in May to be considered eligible for inclusion.  The following companies are specifically excluded from the Russell 2000 Growth Index: (i) companies with a total market capitalization less than $30 Million; (ii) companies with only a small portion of their shares available in the marketplace; (iii) royalty trusts, limited liability companies, closed-end investment companies (business development companies are eligible), blank check companies, special purpose acquisition companies and limited partnerships. In addition, preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights and trust receipts are not eligible for inclusion.

Russell Investments uses a “non-linear probability” method to assign stocks to the growth and value style indices.  The term “probability” is used to indicate the degree of certainty that a stock is value or growth based on its relative book-to-price (B/P) ratio, I/B/E/S forecast medium-term growth (2 year) and sales per share historical growth (5 year).  This method allows stocks to be represented as having both growth and value characteristics, while preserving the additive nature of the indices.

The process for assigning growth and value weights is applied separately to the stocks in the Russell 2000 Index.  The stocks in the Russell 2000 Index  are ranked by their adjusted book-to-price ratio (B/P), their I/B/E/S forecast medium-term growth (2 year) and sales per share historical growth (5 year).  These rankings are converted to standardized units and combined to produce a Composite Value Score (CVS).  Stocks are then ranked by their CVS, and a probability algorithm is applied to the CVS distribution to assign growth and value weights to each stock.  In general, stocks with a lower CVS are considered growth, stocks with a higher CVS are considered value, and stocks with a CVS in the middle range are considered to have both growth and value characteristics, and are weighted proportionately in the growth and value index.  Stocks are always fully represented by the combination of their growth and value weights, e.g., a stock that is given a 20% weight in a Russell value index will have an 80% weight in the same Russell growth index.

Stock A, in the figure below, is a security with 20% of its available shares assigned to the value index and the remaining 80% assigned to the growth index.  The growth and value probabilities will always sum to 100%.  Hence, the sum of a stock’s market capitalization in the growth and value index will always equal its market capitalization in the Russell 2000 Index.

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In the figure above, the quartile breaks are calculated such that approximately 25% of the available market capitalization lies in each quartile.  Stocks at the median are divided 50% in each style index.  Stocks below the first quartile are 100% in the growth index.  Stocks above the third quartile are 100% in the value index.  Stocks falling between the first and third quartile breaks are in both indices to varying degrees depending on how far they are above or below the median and how close they are to the first or third quartile breaks.

Roughly 70% of the available market capitalization is classified as all growth or all value.  The remaining 30% have some portion of their market value in either the value or growth index, depending on their relative distance from the median value score.  Note that there is a small position cutoff rule.  If a stock’s weight is more than 95% in one style index, its weight is increased to 100% in the index.  This rule eliminates many small weightings and makes passive management easier.

The Russell 2000 Growth Index, along with the Russell 2000 Index, is reconstituted annually to reflect changes in the marketplace.  The list of companies is ranked based on May 31 total market capitalization, with the actual reconstitution effective on the first trading day following the final Friday of June each year.  Changes in the constituents are preannounced and subject to change if any corporate activity occurs or if any new information is received prior to release.

Capitalization Adjustments.  The Russell 2000 Growth Index is a float-adjusted and market-capitalization weighted index.  The current Russell 2000 Growth Index value is calculated by adding the market values, according to the methodology discussed above, of the Russell Growth 2000 Index’s Component Stocks, which are derived by multiplying the price of each stock by the number of available shares, to arrive at the total market capitalization of the component stocks.  The total market capitalization is then divided by a divisor, which represents the “adjusted” capitalization of the Russell 2000 Growth Index on the base date of May 31, 1993.  To calculate the Russell 2000 Growth Index, last sale prices will be used for exchange-traded stocks.  If a component stock is not open for trading, the most recently traded price for that security will be used in calculating the Russell 2000 Growth Index.  In order to provide continuity for the Russell 2000 Growth Index’s value, the divisor is adjusted periodically to reflect events including changes in the number of common shares outstanding for Russell 2000 Component Stocks, company additions or deletions, corporate restructurings and other capitalization changes.

Available shares are assumed to be shares available for trading.  Exclusion of capitalization held by other listed companies and large holdings of private investors (10% or more) is based on information recorded in corporate filings with the Securities and Exchange Commission.  Other sources are used in cases of missing or questionable data.

The following types of shares are considered unavailable and are removed from total market capitalization to arrive at free float or available market capitalization.

▪	ESOP or LESOP shares that comprise 10% or more of the shares outstanding are adjusted;

▪
Corporate cross-owned shares – shares held by another member of a Russell index (including Russell global indexes) is considered cross-owned shares, and all such shares will be adjusted regardless of percentage held;

▪
Large private and corporate shares – large private and corporate holdings are defined as those shares held by an individual, a group of individuals acting together or a corporation not in the index that own 10% or more of the shares outstanding.  However, not to be included in this class are institutional holdings, which are:  investment companies, partnerships, insurance companies, mutual funds, banks or venture capital firms unless these firms

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have a direct relationship to the company, such as board representation, in which case they are considered strategic holdings and are included with the officers/directors group;

▪	Unlisted share classes – classes of common stock that are not traded on a U.S. securities exchange;

▪
Initial public offering lock-ups – shares locked-up during an initial public offering are not available to the public and will be excluded from the market value at the time the initial public offering enters the index; and

▪	Government holdings:

o	Direct government holders – holdings listed as “government of” are considered unavailable and will be removed entirely from available shares;

o	Indirect government holders – shares held by government investment boards and/or investment arms will be treated similar to large private holdings and removed if the holding is greater than 10%; and

o	Government pensions – holdings by government pension plans are considered institutional holdings and will not be removed from available shares.

Corporate Actions Affecting the Russell 2000 Growth Index.  The following summarizes the types of Russell 2000 Growth Index maintenance adjustments and indicates whether or not an index adjustment is required:

▪
“No Replacement” Rule – Securities that leave the Russell 2000 Growth Index, between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced.  Thus, the number of securities in the Russell 2000 Growth Index over the past year will fluctuate according to corporate activity.

▪
Rule for Deletions – When a stock is acquired, delisted, or moves to the pink sheets or bulletin boards on the floor of a U.S. securities exchange, the stock is deleted from the index at the close on the effective date or when the stock is no longer trading on the exchange.

▪
When acquisitions or mergers take place within the Russell 2000 Growth Index, the stock’s capitalization moves to the acquiring stock, hence, mergers have no effect on the index total capitalization.  Shares are updated for the acquiring stock at the time the transaction is final.

▪
Rule for Additions – The only additions between reconstitution dates are as a result of spin-offs and initial public offerings.  Spin-off companies are added to the parent company’s index and capitalization tier of membership, if the spin-off is large enough.  To be eligible, the spun-off company’s total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in the Russell 3000E Index at the latest reconstitution.

Updates to Share Capital Affecting the Russell 2000 Growth Index.  Each month, the Russell 2000 Growth Index is updated for changes to shares outstanding as companies report changes in share capital to the Securities and Exchange Commission.  Effective April 30, 2002, only cumulative changes to shares outstanding greater than 5% will be reflected in the Russell 2000 Growth Index.  This does not affect treatment of major corporate events, which are effective on the ex-date.

License Agreement between Russell Investments and Morgan Stanley.  Russell Investments and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Russell 2000 Growth Index, which is owned and published by Russell Investments, in connection with securities, including the Buffered PLUS.

The license agreement between Russell Investments and Morgan Stanley provides that the following language must be set forth in this document:

The Buffered PLUS are not sponsored, endorsed, sold or promoted by Russell Investments.  Russell Investments makes no representation or warranty, express or implied, to the owners of the Buffered PLUS or any member of the public regarding the advisability of investing in securities generally or in the Buffered PLUS particularly or the ability of the Russell 2000 Growth Index to track general stock market performance or a segment of the same.  Russell Investments’ publication of the Russell 2000 Growth Index in no way suggests or implies an opinion by Russell Investments as to the advisability of investment in any or all of the securities upon which the Russell 2000 Growth Index is based.  Russell Investments’ only relationship to Morgan Stanley is the licensing of certain trademarks and trade names of Russell Investments and of the Russell 2000 Growth Index, which is determined, composed and calculated by Russell Investments without regard to Morgan Stanley or the Buffered PLUS.  Russell Investments is not responsible for

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and has not reviewed the Buffered PLUS nor any associated literature or publications and Russell Investments makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise.  Russell Investments reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000 Growth Index.  Russell Investments has no obligation or liability in connection with the administration, marketing or trading of the Buffered PLUS.

RUSSELL INVESTMENTS DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000 GROWTH INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL INVESTMENTS SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN.  RUSSELL INVESTMENTS MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, INVESTORS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000 GROWTH INDEX OR ANY DATA INCLUDED THEREIN.  RUSSELL INVESTMENTS MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000 GROWTH INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL INVESTMENTS HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The “Russell 2000® Index” is a trademark of Russell Investments and has been licensed for use by Morgan Stanley.  The Buffered PLUS are not sponsored, endorsed, sold or promoted by Russell Investments and Russell Investments makes no representation regarding the advisability of investing in the Buffered PLUS.

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